EXHIBIT 99.1

Varonis Appoints Eric Mann as Chief Operating Officer

NEW YORK, Jan. 11, 2016 (GLOBE NEWSWIRE) -- Varonis Systems, Inc. (Nasdaq:VRNS), the leading provider of software solutions for unstructured, human-generated enterprise data, today announced that Eric Mann has joined Varonis as its Chief Operating Officer.  In this newly created role, Mann will report directly to Chief Executive Officer Yaki Faitelson and lead Varonis’ field operations and customer success programs.

“We are very pleased to have Eric join Varonis,” said Faitelson. “He has a proven track record of helping companies grow and adds even greater depth to our leadership team.  As we continue to scale our business, we look forward to leveraging Eric’s enterprise sales and channel partner expertise as we increase effectiveness and efficiency across our teams and build for the next stage of company growth.”

Mann joins Varonis from Fortinet, where he served as vice president of Americas sales. Mann also had a long tenure at NetApp where he served in a range of sales leadership assignments and ultimately served as senior vice president and general manager of Americas sales. Mann led efforts to successfully engage and sell to large, global organizations in the U.S., while leveraging NetApp’s channel ecosystem to grow its commercial customer base. Over the course of his 12-year tenure, NetApp annual revenues grew from approximately $800 million to well over $6 billion. Prior to NetApp, Mann served with EMC for 11 years in a range of sales leadership assignments, including leading EMC’s Americas sales through a period of rapid penetration into enterprise accounts, culminating in an industry leadership position for EMC.

Connect with Varonis

  Subscribe to the Varonis news RSS feed
  Watch Varonis videos
  Follow Varonis on Twitter
  Join Varonis on LinkedIn
  Join Varonis on Google+

About Varonis

Varonis is the leading provider of software solutions for unstructured, human-generated enterprise data. Varonis provides an innovative software platform that allows enterprises to map, analyze, manage and migrate their unstructured data. Varonis specializes in human-generated data, a type of unstructured data that includes an enterprise's spreadsheets, word processing documents, presentations, audio files, video files, emails, text messages and any other data created by employees. This data often contains an enterprise's financial information, product plans, strategic initiatives, intellectual property and numerous other forms of vital information. IT and business personnel deploy Varonis software for a variety of use cases, including data governance, data security, archiving, file synchronization, enhanced mobile data accessibility and information collaboration. As of September 30, 2015, Varonis had approximately 4,000 customers, spanning leading firms in the financial services, public, healthcare, industrial, energy & utilities, technology, consumer and retail, education and media & entertainment sectors.

Investor Relations Contact:
Staci Mortenson
ICR
646-706-7516
Email: investors@varonis.com

News Media Contacts:
Sarah Wheble
CTP
617-412-4000 x227
Email: swheble@ctpboston.com